                                                                    EXHIBIT 99.1
                           EXECUTIVE COMPENSATION OF
                       DUQUESNE LIGHT COMPANY EXECUTIVE
                   OFFICERS FOR 2001 AND SECURITY OWNERSHIP
                      OF DUQUESNE LIGHT COMPANY DIRECTORS
                AND EXECUTIVE OFFICERS AS OF DECEMBER 31, 2001

Compensation

     The following Summary Compensation Table sets forth certain information as to cash and noncash compensation earned and either paid to, or accrued for the benefit of, the President and the four other named executive officers of Duquesne Light Company ("Duquesne") for service during the years indicated. Ms. Hogel and Mr. Belechak became executive officers in 2000. Messrs. Roque, DeLeo and High became executive officers in 2001.

                          SUMMARY COMPENSATION TABLE

                                     Annual  Compensation                           Long-Term Compensation
                                                                          -----------------------------------------
                                                                                   Awards                Payouts
-----------------------------------------------------------------------------------------------------------------------------------
           (a)              (b)      (c)         (d)          (e)           (f)              (g)             (h)       (i)
                                                             Other                       Securities                    All
                                                            Annual       Restricted      Underlying                   Other
                                                            Compen-        Stock         Performance        LTIP     Compen-
        Name and                   Salary       Bonus       sation        Award(s)      Options/SARs       Payouts   sation
   Principal Position       Year     ($)        ($)(1)      ($)(2)          ($)            (#)(3)            ($)     ($)(4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
 V. A. Roque                2001   254,000      23,275      67,018           0            121,287             0       3,989
   President                2000   250,000     109,375      47,467           0             80,084             0       8,738
 (since 10/2001)            1999   225,000      67,500      95,163           0             18,264             0       9,058
-----------------------------------------------------------------------------------------------------------------------------------

 J. G. Belechak             2001   129,000      76,950           0           0             21,000             0       5,098
  Sr. VP - Operations &     2000   103,934      44,362           0           0                  0             0       4,435
    Customer Service        1999    91,884      14,623           0           0                  0             0       2,744
-----------------------------------------------------------------------------------------------------------------------------------

 M. L. Hogel                2001   136,500      76,950           0           0             21,000             0       8,000
  Sr. VP - Human            2000   125,000      60,750           0           0                  0             0       8,000
  Resources & Admin.        1999   110,582      39,567           0           0                  0             0       5,394
-----------------------------------------------------------------------------------------------------------------------------------
 W. J. DeLeo                2001   190,000      14,240      40,129           0             27,222             0       8,668
 VP - Corp.                 2000   190,000      71,250      35,080           0             82,345             0       8,671
 & Corp. Secretary          1999   190,000      57,000      31,861           0             33,356             0       8,393
-----------------------------------------------------------------------------------------------------------------------------------
 David R. High              2001   142,000      18,338           0           0             20,500             0       3,882
  Vice President &          2000   126,667      33,750           0           0              4,000             0           0
    General Counsel         1999   123,792      25,000           0           0              4,000             0       2,352
-----------------------------------------------------------------------------------------------------------------------------------
 J. R. Marshall             2001   179,167           0           0           0             30,803(6)          0     338,382
   Former President         2000   215,000      80,625      61,871           0             32,410             0       5,038
 (until 10/2001)            1999    73,321(5)   64,500     165,414           0             25,501             0           0
-----------------------------------------------------------------------------------------------------------------------------------

(1) The amount of any bonus compensation is determined annually based upon the prior year's performance and either paid or deferred (via an eligible participant's prior election) in the following year. The amounts shown are the awards earned in that year but established and paid or deferred in the subsequent years.

(2) Includes compensatory tax payments connected to the funding of non-qualified pension benefit accruals in 2001, 2000 and 1999 for Mr. Roque:
     $48,559, $30,878, and $78,189; and Mr. DeLeo:  $24,249, $18,721, and
     $14,715. Includes compensatory tax payments and service fees paid in connection with investment counseling services of $9,106 and $9,865 for Mr. DeLeo in 2000 and 1999. Includes reimbursement for moving expenses for Mr. Marshall of $40,855 and $142,485 in 2000 and 1999.

(3) Includes total number of stock options granted during the fiscal year, with or without tandem SARs and stock-for-stock (reload) options on option exercises, as applicable, whether vested or not. See table titled Option/SAR Grants in Last Fiscal Year. Once granted, the stock options can be exercised only if they become awarded and vested. The award of options is based on company and individual performance and achievement of specified goals and objectives over a specified award period. Some options are vested immediately upon award while others are subject to time-based vesting following the award date.

(4) Includes matching contributions under the 401(k) Retirement Savings Plan for Management Employees in 2001, 2000 and 1999 for Mr. Roque: $3,989, $3,988, and $4,783; Mr. Belechak: $5,098, $4,435 and $2,744; Ms. Hogel:
     $5,625, $5,625 and $3,317; Mr. DeLeo:  $5,058, $5,061, and $4,783; Mr.
     High:  $3,882 (2001 only); and Mr. Marshall:  $6,357, $7,557 and $0.
     Includes amounts for accrued, unused vacation sold to the company in 2001, 2000 and 1999 by Mr. Roque: $0, $4,750 and $4,275; Ms. Hogel: $2,375,
     $2,375  and $2,077; Mr. DeLeo: $3,610 each year; and Mr. High:  $2,352
     (1999 only). Includes the following amounts paid in connection with the termination of Mr. Marshall's employment: $35,833 of salary continuance and $296,192 of separation allowance.

(5) Mr. Marshall joined the company in August 1999. His base salary rate for that year was $215,000.

(6) These options were forfeited upon the termination of Mr. Marshall's employment.


Supplemental Tables

     The following tables provide information with respect to options to purchase DQE Common Stock and tandem stock appreciation rights in 2001 under the DQE, Inc. Long-Term Incentive Plan. Only Messrs. Marshall and Wilson received option grants in 2000.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               Individual Grants

----------------------------------------------------------------------------------------------------
          (a)                 (b)             (c)            (d)          (e)           (f)
----------------------------------------------------------------------------------------------------
                           Number of      % of Total
                          Securities     Options/SARs      Exercise                    Grant
                          Underlying      Granted to       or Base                      Date
                         Options/SARs      Employees        Price      Expiration     Present
        Name              Granted (#)   in Fiscal Year    ($/Sh)(4)       Date      Value ($)(5)
--------------------     ------------   --------------    ---------    ----------   ------------
----------------------------------------------------------------------------------------------------
 V. A. Roque              41,787  (1)        3.3            31.41       01/24/11       293,345
                          79,500  (2)        4.2            16.90       12/11/11       200,340
----------------------------------------------------------------------------------------------------
 W. J. DeLeo              27,222  (1)        2.1            31.41       01/24/11       191,098
----------------------------------------------------------------------------------------------------
 J. G. Belechak           21,000  (2)        1.6            16.90       12/11/11        52,920
----------------------------------------------------------------------------------------------------
 M. L. Hogel              21,000  (2)        1.6            16.90       12/11/11        52,920
----------------------------------------------------------------------------------------------------
 D. R. High                7,500  (1)         .6            31.41       01/24/11        62,650
                          13,000  (2)        1.0            16.90       12/11/11        32,760
----------------------------------------------------------------------------------------------------
 J. R. Marshall           30,803  (3)        2.4            31.41          (3)            (3)
----------------------------------------------------------------------------------------------------

(1) These grants represent year 2001 performance stock-for-stock options with tandem stock appreciation rights and stock-for-stock (reload) options.

(2) These grants represent performance stock options which become exercisable, if at all, in 50% increments on June 11, 2003 if two price targets are met. As the first target was met in the first quarter of 2002, the shares associated with that portion of the option will vest on time, and remain exercisable until December 11, 2011. The second target requires the average daily closing price of Common Stock on the New York Stock Exchange during any 30 day trading day period to exceed $22.49. If the second price target is met within three years of the grant, the options associated with that portion will be granted and will remain exercisable until December 11, 2011 otherwise, such options will be forfeited.

(3) All of these options were forfeited upon termination of Mr. Marshall's employment.

(4) The exercise price of the options is the fair market value of Common Stock on the date such options were granted. The exercise price may be payable in cash or previously owned shares of Common Stock held for at least six months.

(5) The grant date present value shown in column (f) gives the theoretical value of the options listed in column (b) on the grant dates using the Black-Scholes option pricing model, modified to account for the payment of dividends. The theoretical value of the option was calculated assuming an option life equal to the time period between the grant date and expiration date (i.e., 10 years); a periodic risk-free rate of return equal to the yield of the 10-year U.S. Treasury note maturing on the option expiration date, as reported by Bloomberg Financial Markets on the grant date (i.e., from 5.049% to 5.303%); an initial quarterly dividend immediately following the option grant date (i.e., $0.42), with an expected monthly stock price volatility as reported by Bloomberg Financial Markets over five years as of the month of the grant, (i.e., from 27.97% to 25.06%). No adjustments to the grant date present values have been made with respect to exercise restrictions, forfeiture, or early exercise.

     The actual value, if any, an executive may realize will depend on the difference between the actual stock price and the exercise price on the date the option is exercised. There is no assurance that the value ultimately realized by an executive, if any, will be at or near the value estimated.


              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values


----------------------------------------------------------------------------------------------------------------------------------
           (a)                         (b)                  (c)                      (d)                             (e)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Number of                       Value of
                                                                                  Securities                     Unexercised
                                                                            Underlying Unexercised              In-the-Money
                                    Number of                                  Options/SARs at                 Options/SARs at
                                   Securities                                Fiscal Year-End (#)                Year-End ($)
                                   Underlying              Value             -------------------                ------------
                                  Options/SARs            Realized               Exercisable/                   Exercisable/
           Name                   Exercised (#)             ($)               Unexercisable (1)                 Unexercisable
-------------------------         -------------           --------          ---------------------              ---------------
----------------------------------------------------------------------------------------------------------------------------------
 V. A. Roque                           --                    --                123,393/154,096                        -/-
----------------------------------------------------------------------------------------------------------------------------------
 W. J. DeLeo                       17,444(2)                 (2)                 89,590/50,665                        -/-
----------------------------------------------------------------------------------------------------------------------------------
 J. G. Belechak                        --                    --                       -/21,000                        -/-
----------------------------------------------------------------------------------------------------------------------------------
 M. L. Hogel                           --                    --                       -/21,000                        -/-
----------------------------------------------------------------------------------------------------------------------------------
 D. R. High                            --                    --                   6,000/22,500                        -/-
----------------------------------------------------------------------------------------------------------------------------------
 J. R. Marshall                        --                    --                   34,706/8,705                        -/-
----------------------------------------------------------------------------------------------------------------------------------

(1) The numbers set forth include options/SARs previously granted (including those granted in 2001) but not yet earned. The number to be earned will be based on individual and corporate performance and may be earned by the officer over future periods from one to three years as established with each option grant.

(2) Out-of-the-money SARs exercised immediately prior to expiration to allow the holder to receive accumulated dividends under the related dividend equivalent account.

Retirement Plan

     Duquesne Light maintains tax-qualified and non-qualified defined benefit pension plans and arrangements that cover the named executive officers, among others. The following table illustrates the estimated annual straight-life annuity benefits payable at the normal retirement age of 65 to management employees in the specified earnings classifications and years of service shown:

                                                        PENSION PLAN TABLE

     Highest                                                   Years of Service
   Consecutive          ------------------------------------------------------------------------------------------------------
    Five-Year
     Average
  Compensation             5             10               15             20             25             30             35
  ------------          -------       --------         --------       --------       --------       --------       --------
------------------------------------------------------------------------------------------------------------------------------
  $200,000              $17,000       $ 34,000         $ 51,000       $ 68,000       $ 84,000       $ 97,000       $107,000
------------------------------------------------------------------------------------------------------------------------------
  $300,000              $26,000       $ 52,000         $ 78,000       $104,000       $129,000       $149,000       $164,000
------------------------------------------------------------------------------------------------------------------------------
  $400,000              $35,000       $ 70,000         $105,000       $140,000       $174,000       $200,000       $220,000
------------------------------------------------------------------------------------------------------------------------------
  $500,000              $44,000       $ 88,000         $132,000       $176,000       $219,000       $252,000       $277,000
------------------------------------------------------------------------------------------------------------------------------
  $600,000              $53,000       $106,000         $158,000       $211,000       $264,000       $303,000       $333,000
------------------------------------------------------------------------------------------------------------------------------

     Compensation utilized for pension formula purposes includes salary and bonus reported in columns (c) and (d) of the Summary Compensation Table and stock option compensation prior to March 1, 1994. An employee who has at least five years of service has a vested interest in the retirement plan. Benefits are received by an employee upon retirement, which may be as early as age 55. Benefits are reduced by reason of retirement if commenced prior to age 60 or upon election of certain options under which benefits are payable to survivors upon the death of the employee. Pension amounts set forth in the above table reflect the integration with social security of the tax-qualified retirement plans. Retirement benefits are also subject to offset by other retirement plans under certain conditions.

     The current covered compensation and current years of credited service for Ms. Hogel and Messrs. Roque, Belechak, Deleo, High and Marshall, respectively, are $183,625 and 11.8; $359,375 and 14.3; $153,361 and 19.9; $264,860 and 26.3;
$168,750 and 11.8; and $295,625 and 4.7.

Employment Agreements

     We have stand-alone non-competition agreements with all of the executive officers named in the Summary Compensation Table. These agreements provide for non-disclosure of confidential information, non-competition in a specified geographic area, non-solicitation of customers and suppliers, among other provisions, for specified periods of time following termination of employment.

Beneficial Ownership of Stock

     DQE owns all of our outstanding voting stock.

     The following table shows all equity securities of DQE beneficially owned, directly or indirectly, as of March 11, 2002, by each director and by each executive officer named in the Summary Compensation Table:




                                     Total Shares of                       Shares of Common Stock/
                                     Common Stock (1)                       Nature of Ownership (2)
                                    ------------------------             ------------------------------
    -----------------------------------------------------------------------------------------------------
     Morgan K. O'Brien                        84,821                      4,550          IP, VP
    -----------------------------------------------------------------------------------------------------
     Frank A. Hoffmann                        20,387                        440          IP, VP
    -----------------------------------------------------------------------------------------------------
     Victor A. Roque                         152,531                      9,919          Joint, SIP, SVP
                                                                            466          IP, VP
    -----------------------------------------------------------------------------------------------------
     Alexis Tsaggaris                         81,297                          -
    -----------------------------------------------------------------------------------------------------
     Joseph G. Belechak                            -                          -
    -----------------------------------------------------------------------------------------------------
     Maureen L. Hogel                            125                        125          IP, VP
    -----------------------------------------------------------------------------------------------------
     William J. DeLeo                        123,313                     21,583          IP, VP
    -----------------------------------------------------------------------------------------------------
     David R. High                            11,105                        605          IP, VP
    -----------------------------------------------------------------------------------------------------
     John R. Marshall                         43,411                          -
    -----------------------------------------------------------------------------------------------------
     Directors, Nominees and Executive       547,360
      Officers as a Group (13 persons)
    -----------------------------------------------------------------------------------------------------

     None of the individuals named in the table above owned beneficially more than one percent of the outstanding shares of DQE Common Stock. The directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of DQE Common Stock as of March 11, 2002.

(1) The amounts shown include shares of Common Stock which the individuals have a right to acquire within 60 days of March 11, 2002 through the exercise of stock options granted under the Long-Term Incentive Plan in the following amount: Messrs. O'Brien: 80,271; Hoffmann: 19,947; Roque: 142,612;
     Tsaggaris: 81,297; DeLeo: 101,820, High: 10,500; and Marshall: 43,411, and
     all executive officers as a group: 466,397.

(2) The term "Joint" means owned jointly with the person's spouse. The initials "VP" and "IP" mean sole voting power and sole investment power, respectively, and the initials "SVP" and "SIP" mean shared voting power and shared investment power, respectively.

     Messrs. Hoffmann, Roque, Tsaggaris, Belechak, DeLeo, High, Marshall, and Ms. Hogel also beneficially own 1,063; 759; 598; 607; 1,257; 109; 1,371; and 415
shares, respectively, of Duquesne Light Company Preference Stock, Plan Series A as of March 11, 2001. The Preference shares are held by the Company's Employee Stock Ownership Plan trustee for Duquesne Light Company's 401(k) Plan on behalf of the Executive Officers, who have voting but not investment power. The Preference shares are redeemable for DQE Common Stock or cash on retirement, termination of employment, death, or disability. As of March 11, 2002, there were 553,227 shares of Preference Stock, Plan Series A outstanding. Mr. O'Brien does not own any preference shares.

     The directors and executive officers do not own any shares of Duquesne Light Preferred Stock or DQE Preferred Stock, Series A (Convertible).

Directors' Fees and Plans

     All the Directors of Duquesne Light Company are employees of our parent, DQE, Inc. and do not receive fees for their services as directors.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Duquesne's directors and executive officers, and any persons who beneficially own more than ten percent of the Company's Preferred Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Preferred Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2001, all such Section 16(a) filing requirements were met except as follows: Frosina Cordisco, Vice President and Treasurer, amended her initial report on Form 3; Frank Hoffmann, Director, inadvertently filed his initial Report on Form 3 late.


Compensation Committee Interlocks and Insider Participation

     We dissolved the Compensation Committee on January 1, 2002. Its functions are now performed by the full Board of Directors, all of whom are officers of DQE, including Victor Roque, who also is our President.

     The members of the Compensation Committee in 2001 were Messrs. David D. Marshall (former Chairman, President and CEO of DQE and director of Duquesne Light until September 14, 2001) and Jack E. Saxer, Jr. (former Vice President of DQE and director of Duquesne Light until December 31, 2001).

Directors

Morgan K. O'Brien

Age 42. Director since June 1999. Previously Vice President - Finance from November 24, 1998 through May 2000. Vice President - Finance, Treasurer & Controller from November 1, 1998 to November 24, 1998; Vice President & Controller from October 1997 to November 1, 1998; Controller from September 24, 1996 to October 1997.

For DQE, President and Chief Executive Officer since September 2001. Chief Operating Officer from August 2000 to September 2001. Executive Vice President
- Corporate Development from January 2000 to August 2000. Vice President - Corporate Development from July 1999 to January 2000. Treasurer from November 1998 to July 1999. Vice President from October 1997 to July 1999. Controller from October 1995 to July 1999.

Frank A. Hoffmann

Age 50. Director since October 2001. Executive Vice President of DQE since October 2001. President and Treasurer of AquaSource, Inc. since July 2000. Vice President--Operations of DQE Systems, Inc. from January 2000 to July 2000. Vice President of DQE Systems from May 1999 to January 2000. General Manager, Marketing and Sales of Duquesne Light from 1995 to May 1999.

Victor A. Roque

Age 55. Director since June 1999. President since October 2001. Previously Senior Vice President from November 1998 through April 2000, General Counsel from November 1994 through April 2000. Vice President from April 1995 to November 1998.

For DQE, Executive Vice President since November 1998. General Counsel from November 1994 to October 2001. Corporate Secretary from May 2000 to October 2001. Vice President from April 1995 to November 1998.

Alexis Tsaggaris

Age 53. Director since October 2001. Executive Vice President of DQE since October 2001. President of DQE Energy Services, Inc. from August 1995 to October 2001.